Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This First Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”), dated as of this 30th day of October, 2003, is made with reference to that certain Agreement and Plan of Merger and Reorganization, dated September 25, 2003 (the “Agreement”), by and among Union Bank of California, N.A., UnionBanCal Corporation, Business Bank of California and Business Bancorp. All capitalized terms not defined herein have the meaning ascribed to them in the Agreement.

WHEREAS, the Agreement provides for the Company Entities Merger and Bank Merger under the terms and conditions contained therein; and

WHEREAS, the parties hereto desire to delete Section 1.4(d)(v) in its entirety pursuant to the authority contained in Section 7.3 of the Agreement.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Section 1.4(d)(v).   Section 1.4(d)(v) of the Agreement is deleted in its entirety.

2.                                       Survival.  Except as modified hereby, all of the provisions of the Agreement remain in full force and effect.

3.                                       References.  Any reference to the Agreement contained in any document, instrument or agreement executed in connection with the Agreement, shall be deemed to be a reference to the Agreement as modified by this Amendment.

4.                                       Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

UNIONBANCAL CORPORATION		UNION BANK OF CALIFORNIA, N.A.

By	/s/ D. Jeffrey Morrow	By	/s/ D. Jeffrey Morrow
	D. Jeffrey Morrow		D. Jeffrey Morrow
	Senior Vice President		Senior Vice President

BUSINESS BANCORP		BUSINESS BANK OF CALIFORNIA

By	/s/ Alan J. Lane	By	/s/ Charles O. Hall
	Alan J. Lane		Charles O. Hall
	Chief Executive Officer		Chief Executive Officer